UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Russell Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

RUSSELL CORPORATION

To the Shareholders of Russell Corporation:

Notice is hereby given that the annual meeting of the shareholders of Russell Corporation (the “Company”) will be held on Wednesday, April 27, 2005, at 11:30 a.m., Central Daylight Time, at the Company’s sales office located at 281 Sales Office Drive, Alexander City, Alabama 35011 for the following purposes:

(1)	To elect three (3) directors to the Board of Directors for three-year terms ending in 2008 and two (2) directors to the Board of Directors for one-year terms ending in 2006; and

(2)	To transact such other business as may properly come before the meeting.

Holders of the common stock of the Company at the close of business on March 11, 2005, are entitled to notice of, and to vote upon, all matters at the annual meeting.

You are cordially invited to attend the annual meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

FLOYD G. HOFFMAN

Senior Vice President, Corporate Development,

General Counsel and Secretary

RUSSELL CORPORATION

PROXY STATEMENT FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD APRIL 27, 2005

This proxy statement is furnished, and the accompanying proxy is solicited, by the Board of Directors of Russell Corporation (the “Company”) for use at its annual meeting of shareholders to be held at the Company’s sales office located at 281 Sales Office Drive, Alexander City, Alabama 35011, on Wednesday, April 27, 2005, at 11:30 a.m., Central Daylight Time, and at any adjournment thereof. The proxy statement, accompanying proxy and the Company’s annual report to shareholders will be mailed to shareholders on or about March 28, 2005.

The Board of Directors of the Company has fixed the close of business on March 11, 2005, as the record date for determining the holders of the common stock of the Company entitled to notice of, and to vote at, the annual meeting. As of such date, the Company had issued and outstanding and entitled to vote at the annual meeting an aggregate of 32,819,331 shares of common stock, each share of which is entitled to one (1) vote on all matters to be considered at the annual meeting.

Pursuant to applicable law and the Company’s bylaws, a majority of the shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the shareholders. The holders of shares represented by proxies reflecting abstentions or “broker non-votes” are considered present at the meeting and count toward a quorum. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers complete proxy forms, they generally vote on those matters as to which they are entitled to vote. On those matters as to which brokers are not entitled to vote without instructions from their customers and have not received such instructions, brokers generally indicate on their proxies that they lack voting authority as to those matters, which are referred to as “broker non-votes.” Under the rules of the New York Stock Exchange, the election of directors is considered a “routine” matter upon which a brokerage firm that holds a shareholder’s shares in its name may vote on the shareholder’s behalf, even if the shareholder has not furnished the brokerage firm voting instructions within a specified period prior to the annual meeting.

Each of the nominees to be elected to the Board of Directors must receive the affirmative vote of a majority of the votes cast by the holders of shares of common stock represented at the annual meeting as part of the quorum. Thus, abstentions will have no effect on the election of directors.

Shares represented by a properly executed proxy on the accompanying form will be voted at the annual meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions, or by appearing at the annual meeting and taking appropriate steps to vote in person.

If you have further questions, you may contact Innisfree M&A, our proxy solicitor, toll-free at (888) 750-5834 from the United States and Canada; for other international callers, (646) 822-7410. Banks and brokers may call Innisfree collect at (212) 750-5833.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors of the Company are divided into three classes, with approximately one-third of the directors being elected at each annual meeting for three-year terms. The terms of Herschel M. Bloom, Ronald G. Bruno and Mary Jane Robertson will expire at the annual meeting, and each of these directors has been nominated for reelection at the annual meeting, to serve until the annual meeting of shareholders in 2008 and until their successors have been duly elected and qualified. During 2004, the Board of Directors elected Arnold W. Donald and Rebecca C. Matthias to fill vacancies on the Board of Directors that resulted from the retirement of a director and an increase in the size of the Board to ten members. Mr. Donald and Ms. Matthias have been nominated for election at the annual meeting to serve until the annual meeting in 2006 and until their successors have been duly elected and qualified.

Proxies cannot be voted for more than five persons, and in the absence of contrary instructions, shares represented by the proxies will be voted FOR the election of all nominees for director of the Company listed below. Should any nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for director as the Board of Directors then recommends. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or will decline to serve if elected.

Each of the nominees to be elected to the Board of Directors must receive the affirmative vote of a majority of the votes cast by the holders of shares of common stock represented at the annual meeting as part of the quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE “FOR” THE ELECTION OF ALL THE NOMINEES (PROPOSAL NO. 1).

NOMINEES FOR TERMS EXPIRING IN 2008:

Herschel M. Bloom Atlanta, Georgia	Director since 1986 Age 61
Mr. Bloom has been a partner in the law firm of King & Spalding for more than five years. He is a director of Post Properties, Inc., an upscale apartment developer.
Mr. Bloom is Chairperson of the Executive Committee of the Board of Directors. Mr. Bloom also serves as the Lead Director.

Ronald G. Bruno Birmingham, Alabama	Director since 1992 Age 53
Mr. Bruno is President of Bruno Capital Management Corporation, an investment company, and Chairman, Bruno Event Team, a sports marketing company, and has held each of these positions for more than five years. He is a director of Books-a-Million, Inc., a retail book sales company.
Mr. Bruno is Chairperson of the Management Development and Compensation Committee and a member of the Audit Committee of the Board of Directors.

Mary Jane Robertson Morristown, New Jersey	Director since 2000 Age 51
Ms. Robertson has been Executive Vice President and Chief Financial Officer for Crum & Forster, a property and casualty insurance group, since 1999. Ms. Robertson is a director of Crum & Forster Holding Inc., and several of its subsidiary companies. She was previously Senior Vice President and Chief Financial Officer of Capsure Holdings Corp., a property and casualty insurance holding company.
Ms. Robertson is the Chairperson of the Audit Committee and a member of the Corporate Governance Committee of the Board of Directors.

NOMINEES FOR TERMS EXPIRING IN 2006:

Arnold W. Donald St. Louis, Missouri	Director since 2004 Age 50
Mr. Donald has been the Chairman of Merisant Company, a manufacturer and marketer of tabletop sweetener products, since March 2000, and was Merisant’s Chief Executive Officer from March 2000 to June 2003. Mr. Donald is a director of Carnival Corporation, a global cruise vacation and leisure travel accommodations company; Crown Cork & Seal Company, Inc., a packaging products manufacturer; The Laclede Group, a holding company that provides natural gas service in St. Louis and surrounding counties; Oil-Dri Corporation of America, an absorbent products and related services company; and The Scotts Company, a consumer lawn and garden products company.
Mr. Donald is a member of the Management Development and Compensation Committee of the Board of Directors.

Rebecca C. Matthias Philadelphia, Pennsylvania	Director since 2004 Age 51
Ms. Matthias is President, Chief Operating Officer and a director of Mothers Work, Inc., a manufacturer and retailer of maternity apparel, and has held these positions for more than five years. She is a director of CSS Industries, Inc., a designer, manufacturer and seller of seasonal and gift products and educational activity products, and also serves on the Board of Trustees of Drexel University.
Ms. Matthias is a member of the Management Development and Compensation Committee of the Board of Directors.
Directors Whose Terms Expire in 2006:
John F. Ward Atlanta, Georgia	Director since 1998 Age 61
Mr. Ward was elected President and Chief Executive Officer of the Company effective March 31, 1998, and Chairman of the Board of Directors effective April 22, 1998, and presently serves as Chairman of the Board of Directors and Chief Executive Officer. Prior to being elected to such positions, Mr. Ward was President of J. F. Ward Group, Inc., a consulting firm specializing in the domestic and international apparel and textile industries, from 1996 to 1998. Prior to that time, Mr. Ward was Chief Executive Officer of the Hanes Group and Senior Vice President of Sara Lee Corporation. Mr. Ward is a member of the executive committee of the Metro Atlanta Chamber of Commerce and a member of the advisory board of the Robert C. Goizueta Business School at Emory University.
Mr. Ward is a member of the Executive Committee of the Board of Directors.

Margaret M. Porter Birmingham, Alabama	Director since 1997 Age 54
Ms. Porter currently serves on the boards of The National Association of Children’s Hospitals and Related Institutions, The Community Foundation of Greater Birmingham, the Eyesight Foundation of Alabama, Inc. and McWane Center, and serves on the AmSouth North Central Alabama Advisory Board of Directors. Ms. Porter formerly served as Mayor of Mountain Brook, Alabama, and from 1992 to 1997, as founding Chairman of McWane Center in Birmingham, Alabama. McWane Center is a non-profit organization which promotes public understanding of science, technology and the environment and serves as a statewide resource for Alabama schools. Ms. Porter is also the immediate past Chairman of the Board of Trustees of the Children’s Health System of Alabama.
Ms. Porter is the Chairperson of the Corporate Responsibility Committee of the Board of Directors.

Directors Whose Terms Expire in 2007:

C.V. Nalley III Atlanta, Georgia	Director since 1989 Age 62
Mr. Nalley has been Chairman of Nalley Automotive Group, a wholly owned subsidiary of the Asbury Automotive Group, Inc., which consists of automobile and truck sales companies, since 2004. Prior to that time, he served as Chief Executive Officer of Nalley Automotive Group, a position he held for more than five years.
Mr. Nalley is Chairperson of the Corporate Governance Committee of the Board of Directors.

John R. Thomas Alexander City, Alabama	Director since 1966 Age 67
Mr. Thomas is Chairman, President and Chief Executive Officer of Aliant Financial Corporation, a bank holding company, and has held these positions for more than five years. He is a director of Alfa Corporation, a financial services holding company.
Mr. Thomas is a member of the Corporate Responsibility and Management Development and Compensation Committees of the Board of Directors.

John A. White Fayetteville, Arkansas	Director since 1992 Age 65
Dr. White has been Chancellor of the University of Arkansas since July 1997. He served as Dean of Engineering of the Georgia Institute of Technology from 1991 to June 1997. He is a director of Motorola, Inc., an electronics and communications technology company; Logility, Inc., an internet business-to-business service provider; and J.B. Hunt Transport Services, Inc., a transportation and shipping company. He also serves on the boards of the National Science Board; NCAA Division I; Arkansas Science and Technology Authority; and Arkansas Bioscience Institute.
Dr. White is a member of the Audit and Corporate Governance Committees of the Board of Directors.

BENEFICIAL OWNERSHIP

Security Ownership of Executive Officers and Directors

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each director, the executive officers named in the Summary Compensation Table on page 16, and the directors and executive officers of the Company as a group, all as of March 1, 2005:

	Amount and Nature of Beneficial Ownership
Individual or Group	Sole Voting And Investment Power		Options Exercisable Within 60 Days	Other Beneficial Ownership		Total Beneficial Ownership	Percent of Class (5)
John F. Ward	176,866	(1)	1,146,212	15,000	(2)	1,338,078	3.7%
Herschel M. Bloom	11,580		16,468	0		28,048	*
Ronald G. Bruno	17,160		16,468	0		33,628	*
Arnold W. Donald	6,322		0	0		6,322	*
Rebecca C. Matthias	10,242		0	0		10,242	*
C.V. Nalley III	27,721		24,446	0		52,167	*
Margaret M. Porter	6,814		16,468	0		23,282	*
Mary Jane Robertson	4,711		30,168	0		34,879	*
John R. Thomas	103,868		16,468	493,240	(3)	613,576	1.7%
John A. White	13,844		16,468	0		30,312	*
Jonathan R. Letzler	63,268	(1)	287,500	0		350,768	*
Julio A. Barea	17,200	(1)	0	0		17,200	*
Edsel W. Flowers	6,367	(1)	0	600,960	(4)	607,327	1.7%
Floyd G. Hoffman	8,972	(1)	110,000	600,960	(4)	719,932	2.0%
JT Taunton, Jr.	14,454	(1)	52,300	0		66,754	*
All Executive Officers and Directors as a group (17 persons)	527,066		1,767,866	1,109,200		3,404,132	9.5%

*	Represents less than one percent (1%).

(1)	For Messrs. Ward, Letzler, Barea, Flowers, Hoffman and Taunton, respectively, includes 88,000, 30,000, 17,000, 4,500, 5,000 and 3,250 shares of time lapse restricted stock. Except for such shares held by Mr. Taunton, vesting of all shares of restricted stock is contingent upon continued employment until the vesting date. See note 5 to the Summary Compensation Table on page 16.

(2)	Shares owned by Mr. Ward’s spouse. Mr. Ward disclaims beneficial ownership of such shares.

(3)	Includes (i) 3,120 shares held by Mr. Thomas as executor of an estate, (ii) 454,248 shares owned indirectly by Mr. Thomas as general and limited partner in two limited partnerships, (iii) 3,500 shares owned by Mr. Thomas’ spouse; and (iv) 32,372 shares held by a trust of which Mr. Thomas is one of three trustees.

(4)	Shares held by the Company’s pension plan. Messrs. Hoffman and Flowers are members of the Administrative Committee for the pension plan, and in that capacity share the right to direct the voting and disposition of such shares. Messrs. Hoffman and Flowers disclaim beneficial ownership with respect to such shares.

(5)	For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

Principal Shareholders

The following table sets forth each person who, to the Company’s knowledge, had sole or shared voting or investment power over more than five percent of the outstanding shares of common stock of the Company as of March 1, 2005:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (6)
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,521,840 shares	(1)	7.0%

NFJ Investment Group L.P. 2121 San Jancinto Street, Suite 1840 Dallas, Texas 75201	2,051,050 shares	(2)	5.7%

Barclays Global Investors, N.A. Murray House 1 Royal Mint Court London, EC3N 4HH	1,938,350 shares	(3)	5.4%

Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105

Franklin Advisory Services, LLC One Parker Plaza, Sixteenth Floor Fort Lee, NJ 07024	1,921,500 shares	(4)	5.3%

ICM Asset Management, Inc. and James M. Simmons 601 W. Main Avenue, Suite 600 Spokane, WA 99201	1,690,950 shares	(5)	4.7%

(1)	From Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005, which states that Dimensional Fund Advisors, Inc., in its capacity as investment advisor or manager, has sole voting and dispositive power with respect to 2,521,840 shares, and shared voting and dispositive power with respect to no shares.

(2)	From Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which states that NFJ Investment Group L.P., in its capacity as investment advisor, has sole voting power with respect to 1,249,700 shares, shared voting power with respect to 801,350 shares, sole dispositive power with respect to 2,051,050 shares and shared dispositive power with respect to no shares.

(3)	From Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which states that Barclays Global Investors, N.A. and Barclays Global Fund Advisors together have sole voting power with respect to 1,752,943 shares, sole dispositive power with respect to 1,938,350 shares, and shared voting and dispositive power with respect to no shares.

(4)	From Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which states that Franklin Advisory Services, LLC, in its investment advisory capacity, has sole voting power with respect to 1,917,600 shares, sole dispositive power with respect to 1,921,500 shares, and shared voting or dispositive power with respect to no shares.

(5)	From Schedule 13G filed with the Securities and Exchange Commission on February 10, 2005, which states that ICM Asset Management, Inc. and James M. Simmons have shared voting power with respect to 1,146,650 shares, shared dispositive power with respect to 1,690,950 shares, and sole voting or dispositive power with respect to no shares. Excluding options exercisable within sixty days (see note 6 below), percent of class exceeds 5%.

(6)	For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

BOARD OF DIRECTORS

Determinations Regarding Director Independence

In February 2004, the Board of Directors adopted the Company’s Corporate Governance Principles and Practices (the “Governance Principles”). The Governance Principles can be found on the Investor Relations section of the Company’s website (www.russellcorp.com). A copy also may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

Pursuant to the Governance Principles, and in compliance with the corporate governance listing standards of the New York Stock Exchange, the Board of Directors undertook its annual review of director independence in February 2005. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family or companies or entities with which the director is affiliated on the one hand, and the Company or any of its subsidiaries or affiliates on the other hand, including those reported under “Transactions with Management and Others and Certain Business Relationships” on page 10 of this proxy statement. The Board of Directors also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. In the course of its review, the Board of Directors considered the following relationships:

•	the Company paid legal fees to King & Spalding, a law firm in which Mr. Bloom is a partner, of approximately $742,000, $591,000 and $188,000 in 2004, 2003 and 2002, respectively;

•	the Company paid legal fees to Bradley Arant Rose & White, a law firm in which Ms. Porter’s son-in-law is a partner, of approximately $525,000, $708,000 and $1,216,000 in 2004, 2003 and 2002, respectively;

•	in 2004, 2003 and 2002, the Company paid interest and fees to Aliant Bank, a subsidiary of Aliant Financial Corporation for which Mr. Thomas serves as Chairman, President and Chief Executive Officer, of approximately $174,000, $166,000 and $152,000, respectively; and

•	in 2004 and 2003, respectively, the Company paid fees to Adjoined Consulting, Inc., a firm in which Dr. White’s son is a non-executive officer, of approximately $719,000 and $172,000. The projects for which the Company engaged Adjoined Consulting ended in 2004, and the Company no longer has a relationship with that firm.

In each case, the Board of Directors considered all of the relevant facts and circumstances, including the dollar amounts involved and the nature of the relationship between the director and the organization to which such payments were made. As a result of this review, the Board of Directors affirmatively determined that, other than Mr. Ward, the Company’s Chairman and Chief Executive Officer, none of the directors has a material relationship with the Company nor any relationship that would preclude his or her independence under the listing standards of the New York Stock Exchange.

Lead Director

Herschel M. Bloom serves as the Company’s Lead Director and chairs meetings of the non-management directors. To contact Mr. Bloom, or the non-management directors as a group, see “Communicating with Directors” on page 11 of this proxy statement.

Committees of the Board of Directors; Meetings

The Board of Directors has standing Executive, Management Development and Compensation, Audit, Corporate Governance, and Corporate Responsibility committees. The members of each committee are indicated on pages 2 through 4 of this proxy statement.

The Executive Committee is authorized to act in place of the Board of Directors between meetings of the Board of Directors. The Committee held eleven meetings during 2004.

The Management Development and Compensation Committee has overall responsibility for designing, approving and evaluating the Company’s executive compensation plans, policies and programs, including determining and approving the compensation of the Company’s Chief Executive Officer. The Committee operates under a written charter adopted by the Company’s Board of Directors, which is available on the Investor Relations section of the Company’s website at (www.russellcorp.com). A copy also may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339. The Committee is composed of four directors who are not officers of the Company and who meet the independence requirements of the New York Stock Exchange. The Committee held nine meetings during 2004.

The Audit Committee appoints the Company’s independent accountants and reviews the audit plan, annual financial statements and audit results prior to the Company’s release of annual earnings and the filing of annual reports on Form 10-K. The Committee also reviews the interim financial statements with management and independent auditors prior to filings of quarterly reports on Form 10-Q and the release of quarterly earnings. The Committee discusses with the independent auditors their independence from management of the Company and the matters included in the written disclosures required by the Public Company Accounting Oversight Board. The Committee has adopted a formal written charter that specifies the Audit Committee’s responsibilities. A copy of the Charter is available on the Investor Relations section of the Company’s website at (www.russellcorp.com). A copy may also be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

The Audit Committee is composed of three directors, Ms. Robertson, Mr. Bruno and Dr. White, who meet the audit committee independence requirements of the New York Stock Exchange. The Board of Directors has determined that Ms. Robertson, the chair of the Committee, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and that all of the Committee members meet the financial literacy requirements of the New York Stock Exchange. Dr. White currently serves on the audit committees of three other public companies. Under the Audit Committee Charter, a Committee member may not simultaneously serve on the audit committees of more than two other public companies unless the Board affirmatively determines that such simultaneous service does not impair the ability of the member to effectively serve on the Committee. The Board of Directors has determined that Dr. White’s simultaneous service on the three other audit committees does not impair his ability to effectively serve on the Committee. The Committee held ten meetings during 2004.

The Corporate Governance Committee (i) evaluates the composition of the Board of Directors, assists the Board of Directors in identifying qualified candidates for director and recommends candidates for election to the Company’s Board of Directors; (ii) conducts an annual appraisal of the performance of the Board of Directors as a whole and the performance of individual members of the Board of Directors; (iii) recommends director nominees for each of the committees of the Board of Directors; and (iv) develops and implements policies and practices for the Company relating to corporate governance in accordance with applicable law and regulations and the Company’s Governance Principles. The Committee operates under a written charter adopted by the Company’s Board of Directors. The Charter of the Corporate Governance Committee is available on the Investor Relations section of the Company’s website at (www.russellcorp.com). A copy also may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339. The Committee is composed of three directors who are not officers of the Company and who meet the independence requirements of the New York Stock Exchange. The Committee held four meetings during 2004.

The Corporate Responsibility Committee provides oversight and guidance concerning the Company’s obligations to its employees and the communities in which it operates. The Committee held one meeting in 2004.

During the year ended January 1, 2005, the Board of Directors held six regular and two special meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and the committees of which he/she is a member. It is traditional that the Company holds a Board of Directors meeting immediately prior to the annual meeting of shareholders, and all directors are invited and encouraged to attend the annual meeting of shareholders. All then-current members of the Board of Directors attended the Company’s 2004 annual meeting. Ms. Matthias and Mr. Donald were elected to the Board later in 2004.

Process for Selecting Nominees for the Board of Directors

The Corporate Governance Committee of the Board of Directors makes director recommendations to the full Board of Directors for appointments to fill vacancies in any unexpired term on the Board of Directors and to recommend nominees for submission to shareholders for approval at the time of the annual meeting. When formulating its director recommendations, the Corporate Governance Committee may consider advice and recommendations from others, including Company shareholders, as it deems appropriate. The Corporate Governance Committee has the responsibility to extend any offer to a new director candidate to serve on the Board of Directors.

The Company does not set specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad business experience and the ability to exercise sound business judgment. In selecting directors, the Board of Directors generally seeks a combination of active or former Chief Executive Officers or senior officers of major businesses. The Board of Directors also considers, among other factors, a nominee’s reputation for integrity and ethical dealings and a willingness to devote adequate time and effort to the responsibilities of the Board of Directors.

The Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if such directors and officers become aware of persons who meet the criteria described above. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by shareholders. Two directors joined the Board of Directors during 2004. An executive officer of the Company referred Mr. Donald to the Corporate Governance Committee as a potential Board member, and Ms. Matthias was recommended to the Committee by a third-party search firm and another entity the mission of which is to increase the number of women on corporate boards of directors.

Once a potential candidate has been identified by the Corporate Governance Committee, the Committee collects and reviews publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairperson or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Committee would request information from the candidate, review factors bearing on the person’s independence from the Company, review the person’s accomplishments and qualifications relative to the accomplishments and qualifications of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Committee may contact references provided by the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee would employ the same evaluation process if a candidate was to be recommended by a shareholder.

Shareholders who submit to the Company evidence of their share ownership may recommend candidates for the Board of Directors. Recommendations of candidates for the Board of Directors submitted by shareholders will be considered by the Corporate Governance Committee if the Company receives such recommendations not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting. The names of such candidates, along with biographical information, should be submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

Compensation of Directors

Under the Russell Corporation 2000 Non-Employee Directors’ Compensation Plan, as amended (the “2000 Directors’ Plan”), each non-employee director receives a quarterly retainer of $8,750. A stock retainer deferral account (a “deferral account”) also is established for each non-employee director. Immediately following each annual meeting each non-employee director’s deferral account is credited with shares of common stock having a market value of $25,000. In addition, on each dividend payment date with respect to the common stock, each deferral account is credited with additional shares of common stock equal to the number of shares of common stock which could be acquired with the dividends paid on the shares of common stock in the deferral account based on the market value of such shares on such date. The shares in a deferral account will be paid to a non-employee director on the earlier of the (i) first anniversary of the date such director ceases to be a director of the Company or (ii) day after such director ceases to be a director following such director reaching age 70. Non-employee directors serving in the following capacities receive the following additional annual cash retainers: Chairperson of the Audit Committee — $10,000; members of the Audit Committee — $5,000; and Lead Director — $5,000. The 2000 Directors’ Plan allows a non-employee director to elect to receive the cash retainer fees payable to such director in (i) shares of common stock or (ii) shares of common stock deposited to a deferral account. 302,130 shares of common stock are presently authorized to be issued under the 2000 Directors’ Plan, including those shares of common stock remaining under a predecessor plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and amendments thereto related to the Company’s most recent fiscal year, and written representations from certain reporting persons that no Form 5 was required, the Company believes that all Forms 3, 4 and 5 were timely filed during fiscal year 2004, except as follows. For each of the Company’s non-management directors other than Mr. Donald, the annual award in 2004 of deferred shares under the 2000 Directors’ Plan was reported late on Form 5 rather than on Form 4 as required. For Mr. Nalley, quarterly deferrals of directors’ fees (4 transactions) also were filed on Form 5 rather than earlier on Form 4 as required. For Mr. Donald, a Form 3, and a Form 4 reporting one transaction, each were filed on an untimely basis. In addition, no Form 4 was filed to report a sale on December 31, 2004 of 27,700 shares of the Company’s common stock by a family trust that owned, at the time of sale, more than 10% of the Company’s common stock. This sale was reportable by the beneficial owners, Benjamin Russell and Roberta Baumgardner.

Transactions with Management and Others and Certain Business Relationships

Herschel Bloom, who is a director of the Company, is a partner in the law firm of King & Spalding, which performed legal services for the Company during the fiscal year ended January 1, 2005, for which the Company paid approximately $742,000 during such fiscal year.

The Company entered into a consulting agreement with Adjoined Consulting, Inc. (“Adjoined”) on July 16, 2003, under which Adjoined assisted the Company with various information systems related projects. Dr. John White’s son is a non-executive vice president of Adjoined Consulting. During the fiscal year ended January 1, 2005, the Company paid Adjoined Consulting approximately $719,000 for services under the agreement. The projects for which the Company engaged Adjoined Consulting ended in 2004, and the Company no longer has a relationship with that firm.

Margaret Porter’s son-in-law is a partner in the law firm of Bradley Arant Rose & White, which performed legal services for the Company during the fiscal year ended January 1, 2005, for which the Company paid approximately $525,000 during such fiscal year.

Conduct Guidelines and Code of Conduct

The Company has Business Conduct Guidelines, which are applicable to all employees and executive officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and

Controller. The Board of Directors has a separate Directors’ Code of Conduct that contains provisions specifically applicable to the directors. Both the Business Conduct Guidelines and the Directors’ Code of Conduct are available on the Investor Relations section of the Company’s website at (www.russellcorp.com) or copies may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Business Conduct Guidelines or the Directors’ Code of Conduct by posting such information on the Investor Relations section of the Company’s website at (www.russellcorp.com).

Communicating with Directors

Shareholders and other interested parties may communicate directly with the Lead Director and with the non-management directors as a group by writing to Herschel M. Bloom, Esq., Russell Corporation Lead Director, at King & Spalding, 191 Peachtree Street, N.E., 47th Floor, Atlanta, Georgia 30303-1763, or by calling the Company’s reporting hotline toll-free at 1-877-774-3367.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee

The Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for establishing the compensation policy and administering the compensation programs for the Company’s executive officers and other key employees. The Compensation Committee is comprised of the four individuals listed below, all of whom, in the opinion of the Board of Directors, meet the independence requirements of the New York Stock Exchange, are “non-employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. All of the members of the Compensation Committee served throughout fiscal year 2004, except that Arnold W. Donald has served as a member of the Compensation Committee since July 2004 and Rebecca C. Matthias since February 2005. In fiscal year 2004, the Board did not modify or reject in any material way any recommendation or action of the Compensation Committee.

Compensation Philosophy

The compensation program for executive officers is designed to attract, motivate and retain talented executives who will strive to attain the Company’s strategic and financial objectives and thereby increase shareholder value. The main elements of the program are:

•	annual compensation (base salary and annual bonus) and

•	long-term incentives (performance shares and other stock-based incentives).

The Compensation Committee’s philosophy is to provide total compensation at a level that is consistent with the Company’s size and performance relative to other leading branded athletic and activewear companies. These companies include many of those in the Value Line Apparel Index used in the performance graph on page 15. The Compensation Committee periodically reviews the reasonableness of total compensation levels using public information from comparable company proxy statements and annual reports as well as survey information from third-party industry surveys and independent executive compensation consulting firms.

The Compensation Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of the Company’s executive officers. At the executive officer level, the

Compensation Committee has a policy that a significant portion of the total compensation should consist of variable, performance-based components, such as performance share awards and annual incentive bonuses, which can increase or decrease to reflect changes in corporate and individual performances. These incentive compensation programs are intended to reinforce management’s commitment to the enhancement of profitability and shareholder value.

The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Compensation Committee considers such Company performance measures as asset management and earnings per share, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. However, certain awards, such as performance shares, are based on specific Company performance measures. The Compensation Committee also appreciates the importance of achievements that take into account qualitative as well as quantitative factors, such as successful completion of major corporate projects, demonstrated leadership ability and management of diversity.

Annual Compensation

Base Salary.    The Compensation Committee annually reviews and approves base salaries for the Company’s executive officers, considering the responsibilities of their positions, their individual performance, their competitive position relative to comparable companies, the Company’s financial performance, and industry surveys. Salary ranges are targeted at the median of the competitive market place. Salary increases, including increases due to promotions, for the most recent fiscal year are based upon these criteria.

Annual Incentive Bonus.    Executive officers are eligible to receive annual cash incentive awards under provisions of the Executive Incentive Plan. Under this Plan, the Compensation Committee established Earnings Per Share Growth, Sales Growth, Return on Investment, Leadership and Diversity goals for executive officers. The maximum incentive opportunity is established and communicated to each participant, along with the performance scale under which incentive awards are earned. Threshold performance levels are also established for each goal, below which no incentive award is paid. Individual standards of performance that are agreed upon at the beginning of each year provide each participant the opportunity to earn incentive awards based upon the accomplishment of strategic and tactical objectives.

Long-Term Compensation

The Compensation Committee believes that stock-based incentives are among the most effective ways of linking executives’ interests with those of the shareholders. Since fiscal 2003, the primary focus of the Company’s long-term compensation program has been performance shares. The Company’s performance share program provides for the earning of shares of common stock if the Company achieves specified performance objectives established at the time of the award during the performance period, and vesting is contingent on continued employment for a specified period.

The Compensation Committee in 2004 approved the grant of long-term incentive awards to certain officers, executives and key managers in the form of (i) performance shares based on the attainment of cumulative earnings per share goals over the performance period and (ii) restricted stock, which vests based upon continuing service over a specified time period. Eighty percent (80%) of the grant is in the form of performance shares and twenty percent (20%) is in the form of restricted stock. The primary purpose of the grant was to further align the interests of these employees with those of our shareholders by basing the number of performance shares earned by these employees on the extent to which the Company’s cumulative earnings per share (as determined in accordance with the performance share award program) over the performance period exceeds preset earnings per share goals. Thus, each of these employees will earn a specified number of shares if the Company achieves the earnings per share goals, and the value to the employee of the shares earned will be based on the share price at the time the shares are earned. Through the limited use of restricted stock, the Compensation Committee also sought to enhance retention of key employees.

In determining the size of these grants, the Compensation Committee reviewed a competitive analysis of long-term incentive compensation and targeted the grant at the market median, adjusting the median slightly downward to reflect the lesser degree of performance inherent in the time lapse restricted stock that formed a part of the grant.

Also during 2004, the Compensation Committee undertook a study of the feasibility of eliminating the reload feature of outstanding employee stock options granted in years prior to 2003. Reload options are awarded when the exercise price of an existing option is paid by tendering previously held shares of common stock to the Company, and are exercisable for the number of shares tendered to pay the exercise price plus the number of shares retained by the Company to satisfy tax withholding requirements. To eliminate the potentially adverse accounting treatment to the Company that results from the exercise of the reload feature, the Compensation Committee determined that it was in the best interest of the Company to negotiate with a limited number of key employees holding a significant number of options containing the reload right, including Mr. Ward and certain other executive officers, for the rescission of the option holder’s right to receive reload stock options. In consideration of these employees’ agreement to relinquish their right to receive reload options, the restricted stock portion of their 2004 long-term incentive compensation grant was adjusted upward from the base grant amount.

Stock Ownership Guidelines

The Compensation Committee believes that stock ownership by the management team is essential to a strong linkage between management and the shareholders. The Compensation Committee in February 2003 approved revised Stock Ownership Guidelines that outline the minimum stock ownership expectations for the officer group. Each officer is expected to be in compliance with the guidelines within five years of becoming covered by the guideline. However, corporate officers at the time of the Compensation Committee’s approval of the revised Guidelines have three years to be in compliance.

Chief Executive Officer

As it does each year, the Compensation Committee approved the compensation of John F. Ward, Chairman and Chief Executive Officer. His compensation principally consists of base salary, annual bonus and stock-based incentive awards. The Compensation Committee made the following decisions regarding Mr. Ward’s compensation:

ANNUAL COMPENSATION

•	Base Salary. In February 2004, the Compensation Committee approved an increase of Mr. Ward’s annual salary for 2004 of $16,000, to $826,000, based on an assessment of competitive practices, the Company’s financial performance in 2003 and the assessment by the Compensation Committee of Mr. Ward’s individual performance. As with other executive officers, the salary range for Mr. Ward is targeted at the median of the competitive marketplace.

•	Annual Incentive. The Compensation Committee awarded Mr. Ward an annual incentive payment for 2004 equal to $621,775. This incentive award was directly related to the Company’s performance relative to the goals for EPS Growth (weighted 60%), Return on Investment (weighted 20%), Sales Growth (weighted 10%), Leadership (weighted 5%) and Diversity (weighted 5%) that the Compensation Committee approved at the beginning of 2004. The Company substantially attained the EPS Growth goal, achieved the target of the ROI and Diversity goals, and exceeded the target of the Sales Growth and Leadership goals.

LONG-TERM COMPENSATION

•	Performance Shares. In 2004, Mr. Ward was granted the right to earn 80,000 performance shares based on the attainment of the same earnings per share goals as the other participants in the program.

For more information regarding the terms of these performance shares, see the table “Long-Term Incentive Plan Awards in Fiscal 2004” and note 1 thereto on pages 17 and 18.

•	Restricted Stock. In 2004, Mr. Ward was granted 20,000 shares of restricted stock representing 20% of his base long-term incentive award, and 68,000 shares of restricted stock in consideration of his relinquishment of the right to receive reload options that had been included in his outstanding and exercisable options. For additional information regarding the terms of the restricted stock, see note 5 to the Summary Compensation Table on page 16.

OTHER BENEFITS

•	In addition to participating in the same benefit programs as all other executives of the Company, Mr. Ward participates in a supplemental executive retirement plan (“SERP”) that the Compensation Committee approved in 2000 for senior executives of the Company. Under the SERP, Mr. Ward would be eligible for an annual retirement benefit equal to 4% per year of service of his average annual pay based on the highest 36 consecutive months out of the final 120 months of employment, less any benefits under Russell’s qualified defined benefit and excess plans.

EMPLOYMENT AGREEMENT

•	In December 2000, the Company renewed Mr. Ward’s employment agreement effective April 1, 2001 and in May 2003, the Compensation Committee amended Mr. Ward’s employment agreement to include change of control provisions. The purpose of the amendment was to incorporate into one agreement the change of control provisions which the Compensation Committee had previously approved for Mr. Ward. Some of the benefits and payments provided by the amended employment agreement are described in the Summary Compensation Table and the notes thereto beginning on page 16. Additional provisions of Mr. Ward’s agreements are described on pages 19 and 20.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a publicly-held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met.

In carrying out its duties, the Compensation Committee intends to make all reasonable efforts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code by establishing “performance-based” compensation programs or by otherwise structuring compensation programs to avoid exceeding the $1 million limit. However, the Compensation Committee has reserved the right to grant compensation which is not exempt and not deductible under Section 162(m) of the Internal Revenue Code to the extent it determines providing such compensation is in the best interests of the Company and its shareholders.

Conclusion

The Compensation Committee believes that the executive compensation programs directly link the pay opportunities of the Company’s executives to the financial and shareholder returns of the Company. These programs reinforce the linkage between pay and performance, and between executive compensation and shareholder return, and allow the Company to attract and retain the caliber of executives required in the highly competitive global environment in which executives of the Company must perform.

Management Development and Compensation Committee

Ronald G. Bruno, Chairman

Arnold W. Donald

Rebecca C. Matthias

John R. Thomas

(1)	Assumes that the value of the investment in the Company’s common stock and in each index was $100 on December 31, 1999 and that all dividends were reinvested.

(2)	The Value Line Apparel Index presently includes: Columbia Sportswear Company; Guess, Inc.; Jones Apparel Group; Kellwood Company; Liz Claiborne, Inc.; Oshkosh B’Gosh, Inc.; Oxford Industries, Inc.; Phillips-Van Heusen, Inc.; Polo-Ralph Lauren; Tommy Hilfiger Corp.; Unifi, Inc.; VF Corporation; and the Company.

(3)	The Value Line Apparel Index has undergone several changes since 1999. Fruit of the Loom, Inc., which filed for bankruptcy, was deleted in 2000. Value Line added Columbia Sportswear Company and Guess, Inc. in 2000. Quicksilver, Inc. was deleted from the Index in 1999 after only one year, and St. Johns Knits, Inc. was deleted from the Index in 1999. Warnaco Group, Inc., which filed for bankruptcy, was deleted from the Index in 2001. Hartmarx Corporation was deleted from the Index in 2002. Nautica Enterprises, Inc., was deleted from the Index upon its acquisition by VF Corporation in 2003. Unifi, Inc. was added in 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for the fiscal years ended January 1, 2005, January 3, 2004 and January 4, 2003, with respect to the Company’s named executive officers.

						Long Term Compensation			All Other Compensation(7)
	Fiscal Year	Annual Compensation				Awards		Payouts
Name and Principal Position		Salary	Bonus (3)	Other Annual Compensation		Restricted Stock Awards(5)	Securities Underlying Options/ SARs	LTIP Payouts
John F. Ward Chairman and C.E.O.	2004 2003 2002	$823,333 804,167 770,833	$621,775 100,354 809,375	$58,850(4 51,111 105,127)		$1,606,880 — —	— 64,146(6 —)	— — —	$22,635 22,428 22,102

Jonathan R. Letzler President and C.O.O.	2004 2003 2002	426,667 414,167 383,333	247,303 40,317 316,250	— — —		547,800 — —	— — —	— — —	— — 290

Julio A. Barea Sr. V.P./President and C.E.O., Activewear(1)	2004 2003	310,000 58,821	155,000 44,563	84,653(4 28,837(4	) )	18,260 240,600	— —	— —	24,074 —

Edsel W. Flowers Sr. V.P., Human Resources(1)	2004 2003	234,167 107,333	100,466 67,167	— 39,808(4)		63,910 38,800	— —	— —	— —

Floyd G. Hoffman Sr. V.P., Corporate Development, General Counsel and Secretary	2004 2003 2002	275,167 269,167 258,333	146,711 23,820 193,750	— — —		91,300 — —	— — —	— — —	2,747 2,466 —

JT Taunton, Jr. Sr. V.P./President and C.E.O., Fabrics and Services (Until 2004)(2)	2004 2003 2002	300,000 300,000 300,000	111,041 42,847 173,610	— — —		121,810 — —	— — —	— — —	3,000 4,766 3,210

(1)	Messrs. Barea and Flowers each joined the Company and became an executive officer during 2003. Information is provided for all of 2003 and 2004.

(2)	Mr. Taunton retired from the Company at the end of fiscal 2004. See “Employment Agreements” on pages 19-21.

(3)	Bonus payments are reported for the year in which related services were performed. See “Employment Agreements” on pages 19-21.

(4)	For Mr. Ward in 2004, includes personal use of Company aircraft in the amount of $23,433 and financial planning services valued at $22,584. For Mr. Barea in 2004 and 2003, consists of moving expenses paid by the Company. For Mr. Flowers in 2003, includes moving expenses of $39,335.

(5)	Amounts represent the number of shares of restricted stock awarded multiplied by the closing market price of the Company’s common stock on the respective dates of grant. Dividends are paid on shares of restricted stock awarded during 2003, at the rate paid to holders of the Company’s unrestricted common stock. No dividends are paid on shares of restricted stock awarded in 2004.

In 2004, Messrs. Ward, Letzler, Barea, Flowers, Hoffman and Taunton were awarded 88,000, 30,000, 1,000, 3,500, 5,000 and 6,500 restricted shares, respectively. Except with respect to Mr. Taunton’s award, all such shares will vest on January 1, 2006, contingent on continued employment through December 31, 2005. Under the terms of Mr. Taunton’s retirement agreement, 50% of Mr. Taunton’s award will vest on January 1, 2006, and the remaining 50% of such restricted stock was forfeited upon his retirement at the end of 2004.

Upon joining the Company in 2003, Mr. Flowers was awarded 2,000 shares of restricted stock, 50% of which vested on 8/4/04, and 50% of which will vest on 8/4/05.

The number and value of the aggregate restricted stock holdings of the named executive officers as of January 1, 2005, is as follows:

	Number of Shares	Value at 1/1/05
Mr. Ward	88,000	$1,714,240
Mr. Letzler	30,000	584,400
Mr. Barea	16,000	311,680
Mr. Flowers	4,500	87,660
Mr. Hoffman	5,000	97,400
Mr. Taunton	3,250	63,310

(6)	Grant of reload options pursuant to the 2000 Stock Option Plan.

(7)	For Mr. Ward, includes life insurance premiums in the amount of $14,415 in each year. For Mr. Barea in 2004, represents payment made by the Company to compensate Mr. Barea for income under a consulting arrangement with a third party foregone when he joined the Company. All other amounts represent Company matching contributions to the Flexible Deferral Plan account of the named executive officers.

Aggregated Option/SAR Exercises In Fiscal 2004 and Year-End Option/SAR Values

The following table sets forth information concerning the exercise of stock options for the named executive officers for the fiscal year ended January 1, 2005 and the value of options held by such persons at January 1, 2005:

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARs at January 1, 2005		Value of Unexercised In-the-Money Options/SARs at January 1, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. Ward	—	—	1,146,212	—	$1,872,390	—
Jonathan R. Letzler	—	—	287,500	—	522,343	—
Julio A. Barea	—	—	—	—	—	—
Edsel W. Flowers	—	—	—	—	—	—
Floyd G. Hoffman	—	—	110,000	—	261,300	—
JT Taunton, Jr.	12,000	$36,780	54,567	—	88,734	—

(1)	This amount represents the aggregate of the market value of the Company’s common stock at the time the option was exercised less the exercise price for such option.

(2)	This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Company’s common stock on the last trading day prior to January 1, 2005 ($19.48), and the exercise price for such option.

Long-Term Incentive Plan Awards in Fiscal 2004

There is shown below information concerning grants of Performance Shares made to the named executive officers during 2004.

Name	Number of Shares, Units or Other Rights(#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold(#)		Target(#)		Maximum(#)
John F. Ward	80,000	2 years	26,667		80,000		120,000
Jonathan R. Letzler	40,000	2 years	13,333		40,000		60,000
Julio A. Barea	4,000	2 years	1,333		4,000		6,000
Edsel W. Flowers	14,000	2 years	4,667		14,000		21,000
Floyd G. Hoffman	14,000	2 years	4,667		14,000		21,000
JT Taunton, Jr.(2)	6,000	2 years	2,000	(2)	6,000	(2)	9,000	(2)

(1)	Performance Shares granted in 2004 that may be earned under the Company’s Executive Incentive Plan are based on the Company’s cumulative earnings per share on a fully diluted basis for fiscal years 2004 and 2005, adjusted to exclude extraordinary items and other unusual or nonrecurring items. If at least threshold earnings per share performance goals are achieved, each grantee who is employed through December 31, 2005 will receive a number of shares of common stock ranging from 33% to 150% of such grantee’s target number of shares, based on the extent to which such earnings per share goals are achieved. In addition, under the terms of their employment agreements, if Mr. Ward’s or Mr. Letzler’s employment is terminated prior to January 1, 2006 due to death or disability, or by the Company without cause or by such executive officer for good reason, such executive officer would receive his target number of shares of common stock upon termination. In the event any other grantee dies or becomes disabled prior to January 1, 2006, the grantee or his beneficiary will receive a pro-rata portion of the award he would have received had such grantee not died or become disabled. In the event of a change of control, Messrs. Ward, Letzler, Barea, Flowers, and Hoffman would receive the maximum number of shares of common stock payable under their respective awards.

(2)	Reflects original grant to Mr. Taunton in February 2004. Mr. Taunton retired from the Company at the end of 2004. Pursuant to the terms of this grant as modified by his retirement agreement, Mr. Taunton forfeited 50% of these performance shares when he retired. He remains eligible to receive a payout with respect to the remaining 50% of the performance shares. These remaining performance shares will vest, if at all, only to the extent the Company achieves the cumulative earning per share goals over the two-year performance period that were set upon grant.

Pension Plan

Pension Plan Table

Average Remuneration	Years of Credited Service
	5	10	15	20	25
$ 350,000	$35,000	$70,000	$105,000	$140,000	$175,000
400,000	40,000	80,000	120,000	160,000	200,000
450,000	45,000	90,000	135,000	180,000	225,000
500,000	50,000	100,000	150,000	200,000	250,000
600,000	60,000	120,000	180,000	240,000	300,000
700,000	70,000	140,000	210,000	280,000	350,000
800,000	80,000	160,000	240,000	320,000	400,000
900,000	90,000	180,000	270,000	360,000	450,000
1,000,000	100,000	200,000	300,000	400,000	500,000
1,100,000	110,000	220,000	330,000	440,000	550,000
1,200,000	120,000	240,000	360,000	480,000	600,000
1,300,000	130,000	260,000	390,000	520,000	650,000

The officers of the Company participate in the Russell Corporation Revised Pension Plan (the “Pension Plan”), a defined benefit plan covering certain employees of the Company. Benefits under the Pension Plan are based upon years of credited service at retirement and upon “Final Average Earnings,” which is the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. This compensation consists only of salary and excludes any bonus and any form of contribution to other benefit plans or any other form of compensation. Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continue for the life of the employee (and spouse, if any) or in accordance with other elections permitted by the Pension Plan.

On January 26, 1994, the Board of Directors adopted a supplemental retirement plan covering any participant’s compensation in excess of the limitation amount specified in Section 401, et seq., of the Internal Revenue Code. This plan is a nonqualified plan, thereby rendering any benefits subject to claims of general creditors and not deductible until paid.

On December 5, 2000, the Board of Directors adopted the SERP, an additional defined benefit plan covering key employees of the Company. Benefits under the SERP are based upon years of credited service at retirement and upon “Final Average Pay,” which is the average compensation for the highest 36 consecutive months out of the final 120 months of employment and, unlike the Pension Plan, includes amounts received as bonuses during that period. The SERP is a nonqualified plan, thereby rendering any benefits subject to claims of general creditors. Unless the participant otherwise elects, upon termination of employment benefits are paid before the participant attains age 62 in the form of a single life annuity, and upon attaining age 62, the remaining benefits are paid in a lump sum.

The table above presents estimated annual benefits payable from the Pension Plan, the SERP and the supplemental retirement plan mentioned above upon normal or delayed retirement to participants in specified remuneration and years-of-credited service classifications. The amounts shown assume the current maximum social security benefit and that the participant has elected for benefits to be payable for a single life only.

Years of service at January 1, 2005 credited under the Pension Plan for individuals shown in the Summary Compensation Table on page 16 are as follows: Mr. Ward, 6 years; Mr. Letzler, 6 years; Mr. Barea, 1 year; Mr. Flowers, 1 year; Mr. Hoffman, 5 years; and Mr. Taunton, 29 years. Years of service at January 1, 2005 credited under the SERP for individuals shown in the Summary Compensation Table on page 16 are as follows: Mr. Ward, 14 years (see Employment Agreements on page 19); Mr. Letzler, 6 years; Mr. Barea, 1 year; Mr. Flowers, 1 year; Mr. Hoffman, 5 years; and Mr. Taunton, 7 years.

Stock Option Plans

The Company has adopted the Executive Incentive Plan. The Management Development and Compensation Committee presently administers the plan and has broad discretion to develop the terms and, subject to limitations specified in the plan, the size of awards in order to provide appropriate incentives. Awards may be issued in a variety of forms, including: (a) restricted, deferred and bonus shares; (b) incentive, non-qualified and accelerated stock ownership options (all such options are referred to collectively as “options”); (c) freestanding and tandem stock appreciation rights; and (d) performance shares, performance units and cash-based awards. In addition to conditions and restrictions required under the plan, the Committee may impose additional conditions and restrictions with respect to the exercise or receipt of benefits under any award. The aggregate number of shares of common stock presently authorized for issuance under the Executive Incentive Plan is 2,345,238. Any shares of common stock (whether subject to or received pursuant to an award under any Company plan) withheld or applied to pay the exercise price or related required tax withholding reduce the number of shares treated as issued under the Executive Incentive Plan and thereby increase the aggregate number of shares available for issuance.

The Company has also adopted the Russell Corporation 2000 Stock Option Plan (the “2000 Option Plan”). The 2000 Option Plan is an incentive compensation plan that gives the Committee broad discretion to grant awards, and develop the terms of such awards, to any employee or consultant of the Company. The 2000 Option Plan permits the issuance of awards in a variety of forms, including: (a) incentive stock options; (b) non-qualified stock options; (c) reload stock options; (d) restricted shares; (e) bonus shares; (f) deferred shares; (g) freestanding stock appreciation rights; (h) tandem stock appreciation rights; (i) performance units; and (j) performance shares. The aggregate number of shares of common stock presently authorized for issuance under the 2000 Option Plan is 148,198, subject to appropriate adjustment upon the occurrence of dividends, distributions, recapitalizations, stock splits or other similar events.

Employment Agreements

The Company and Mr. Ward are parties to an employment agreement that expires on the later of March 31, 2006 or the third anniversary of a change of control of the Company, subject to earlier termination in the event of death, disability, or as otherwise provided for in the agreement. Under the agreement, Mr. Ward’s salary may be increased annually in the discretion of the Board of Directors, and he is eligible for an annual bonus of at least

140% of his base salary upon the achievement of certain goals established by the Board of Directors, with a target bonus of at least 70% of base salary. The agreement further provides for annual stock option awards of at least 100,000 shares in 2003-2006 (with four-year vesting), that any termination of Mr. Ward will be treated as a retirement for purposes of the Company’s various plans and benefits, and that each year of his employment shall be treated as two years of employment for purposes of determining Mr. Ward’s benefits under the SERP.

Mr. Ward’s agreement provides that if (i) he should resign for “good reason,” (ii) the Company terminates his employment for other than “cause,” or (iii) the Board declines to renew the agreement upon the expiration of the term, Mr. Ward would continue to be paid his final salary and termination-year target bonus (which bonus shall not be less than 70% of salary), and also would be entitled to continued participation in the Company’s employee benefit plans, for a period of three years. If upon expiration of the agreement Mr. Ward declines to remain with the Company on terms not less favorable than those in his current agreement, Mr. Ward would be entitled to one year’s salary and continued participation in the Company’s employee benefit plans for three years. In the event Mr. Ward’s employment is terminated by reason of his death or total disability, by the Company for other than cause, or by Mr. Ward for good reason, any options held by him shall vest and become immediately exercisable and shall be exercisable for ten years from the date of grant, all remaining restrictions on any restricted stock shall lapse, and any outstanding performance shares shall be deemed fully earned.

In connection with his employment by the Company in 1998, to compensate Mr. Ward for the forfeiture of certain benefits from his former employer, the Company put into a trust for his benefit approximately $2,467,000. The amount in the trust will be paid to Mr. Ward after March 31, 2006, or earlier if Mr. Ward’s employment is terminated by the Company for “cause” or by Mr. Ward for any reason other than death, total disability, or certain other specified reasons.

The Company and Mr. Letzler are parties to an employment agreement that provides for a continuous two-year term, provided that either the Company or Mr. Letzler may terminate the agreement with at least two years’ notice, and further subject to earlier termination in the event of death, disability, or as otherwise provided for in the agreement. Under the agreement, Mr. Letzler’s salary may be increased annually in the discretion of the Board of Directors, and he is eligible for an annual bonus at least equal to his base salary, with a midpoint/target bonus of 50% of base salary.

Mr. Letzler’s agreement provides that if he should resign for “good reason” or the Company terminates his employment for other than “cause,” he would be entitled to a prorated portion of the bonus for which he is eligible in the year of termination, at the rate such bonus is earned but not less than 50% of his salary for such period. For a period of twenty-four months, he also would continue to be paid his final salary, along with a bonus at a rate of 50% of salary. In the event Mr. Letzler’s employment is terminated by reason of his death or total disability, by the Company for other than cause or by Mr. Letzler for good reason, any options held by him shall vest and become immediately exercisable and shall be exercisable for three years from the termination of employment (but not beyond the normal expiration of such options), all remaining restrictions on any restricted shares shall lapse and any outstanding performance shares shall be deemed fully earned.

Under the terms of both Mr. Ward’s and Mr. Letzler’s employment agreements, if, following a change of control (or in certain circumstances during the six months prior to a change of control), Mr. Ward or Mr. Letzler should resign for “good reason,” or the Company terminates his employment for other than “cause” or total disability he would be entitled to the following: (a) a lump-sum payment equal to three times the sum of (i) his base salary, (ii) the greater of target or historical bonus or, for Mr. Ward, 140% of base salary, and (iii) employer defined benefit plan contributions; (b) outplacement; (c) continued participation in the Company’s employee benefit plans for a period of three years; (d) payment of amounts intended to compensate for excise taxes that may be imposed as a result of payments under the agreement; and (e) certain other benefits specified in the agreement. Also in the event of a change of control, all equity incentives previously granted to Messrs. Ward and Letzler (including restricted stock, options and performance shares) would vest, and they would become fully vested in (and would be paid) all benefits previously accrued under the SERP and any other non-qualified deferred compensation plans.

The Company and Mr. Hoffman are parties to an agreement that provides for a base salary (subject to annual increases in the discretion of the Chief Executive Officer and with the concurrence of the Board of Directors) and an annual maximum potential bonus of 100% of annual base salary. The agreement also provides for certain compensation and benefits (including one year’s salary and target bonus, immediate vesting of all equity awards and one year’s benefit continuation) to be awarded to Mr. Hoffman if his employment is terminated without cause.

The Company and Mr. Barea are parties to an employment agreement that is effective until October 30, 2006 or Mr. Barea’s earlier death or resignation, termination, or disability under the agreement. The agreement provides for a base salary (subject to annual merit increase) and an annual maximum potential bonus of 100% of annual base salary. For 2004, Mr. Barea was guaranteed a bonus equal to 50% of base salary. In addition, in 2003 the Company granted Mr. Barea 15,000 shares of restricted stock (which vests on December 31, 2006) pursuant to the terms of his employment agreement. In the event Mr. Barea’s employment terminates for any reason before the age of retirement under the Company’s benefit plans, Mr. Barea will be considered to have attained the minimum retirement age in those plans, and all vesting periods are waived. The agreement also provides for certain compensation (including base salary for the remaining term of the agreement and immediate vesting of all restricted stock) to be awarded to Mr. Barea if his employment is terminated without cause or by Mr. Barea for good reason.

The Company and Mr. Flowers are parties to an agreement that provides for a base salary (subject to annual merit increases) and an annual maximum potential bonus of 80% of annual base salary. Pursuant to this agreement, in 2003 the Company granted Mr. Flowers 2,000 shares of restricted stock (50% of which vested in 2004 and the remaining 50% of which will vest in 2005), and 12,000 performance shares under the Company’s Executive Incentive Plan (which are subject to the same vesting contingencies as performance shares granted to all other plan participants).

The Company has entered into agreements with Mr. Barea (effective October 30, 2003), Mr. Hoffman (effective May 2, 2002) and Mr. Flowers (effective October 30, 2003) providing for certain benefits for Messrs. Barea, Hoffman and Flowers in the event of a change of control of the Company. The agreements have an initial term of three years that is automatically extended after the first year to continually provide for a two year term until two years after notice of termination of the agreement. Under the terms of the agreements, in the event of a change of control, the executive officer will have positions and duties commensurate with the most significant of those held during the preceding ninety days. In addition, their base salaries shall be at least equal to the highest base salary paid during the preceding twelve months and actual bonuses must not be less than the target annual bonus that each of them would have been entitled to receive during the preceding twelve months. In the event of a change of control, their eligibility for benefit plans will remain unchanged, any restricted stock or stock options will immediately vest, and amounts accrued under the SERP and any other non-qualified deferred compensation plans will immediately vest and be paid to each of them within thirty days of the change of control. If, within a specified period following a change of control, the Company terminates any of their employment without cause or if any of them terminates his employment for good reason (as defined in the agreement), then such executive officer(s) would be entitled to receive certain benefits, including, but not limited to, a lump sum cash payment equal to three years of salary, target bonus and benefits and, if applicable, full reimbursement of any excise tax with respect to payments under the agreement or any other payments by the Company which become subject to the excise tax on certain change of control payments.

Mr. Taunton retired from the Company at the end of 2004. During 2004, Mr. Taunton and the Company entered into an agreement that provides that Mr. Taunton remains eligible after his retirement to receive a payout of 50% of the performance shares and time-lapse restricted stock granted to him prior to his retirement. These equity awards retained by Mr. Taunton will vest (i) on January 1, 2006, as to the time-lapse restricted stock, and (ii) with respect to performance shares, only if and to the degree the Company achieves the performance goals set upon the grant of such shares.

REPORT OF AUDIT COMMITTEE

In connection with the performance of its responsibilities under its Charter, the Audit Committee has reviewed and discussed with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance during fiscal 2004 and has reviewed significant accounting and disclosure issues with management and the Company’s independent auditors. In addition, the Audit Committee has reviewed key initiatives and programs designed to strengthen the effectiveness of the Company’s internal control structure. As part of this process, the Committee has monitored the scope and adequacy of the Company’s internal auditing program, including staffing levels and steps taken to improve the Company’s internal procedures and controls.

Also, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•	Discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	Received from the independent auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence, including a review of audit and non-audit fees paid to the independent auditor; and

•	Recommended, based upon the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005, for filing with the Securities and Exchange Commission.

Audit Committee

Mary Jane Robertson, Chairperson

Ronald G. Bruno

John A. White

AUDIT FEES AND ALL OTHER FEES

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to serve as independent auditors for the fiscal year ending December 31, 2005. E&Y served as the Company’s independent auditors for 2004 after having previously served in the same capacity since 1930, and is considered by management to be well qualified. Representatives of E&Y will be in attendance at the annual meeting, will be given the opportunity to make a statement and are expected to respond to appropriate questions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

One hundred percent of all audit, audit-related, tax and other services performed by E&Y in 2004 were pre-approved by the Audit Committee in accordance with the regulations of the Securities and Exchange Commission. The Committee concluded that the provision of such services by E&Y was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. The Committee has also determined that certain audit-related and tax services can be provided by the Company’s independent auditor without impairing the auditor’s independence and has adopted an Audit and Non-Audit Services Pre-Approval Policy to provide procedures for the pre-approval of such services by the Committee and procedures for the engagement of the auditor each year. The policy provides, among other things, for the Committee’s general pre-approval annually of audit services and certain audit-related and tax compliance services by the Company’s independent auditor, and all anticipated fees for such services, and further provides that the Committee must specifically pre-approve any engagement of the auditor for services outside the scope of the annual general pre-

approval. The policy also requires that the Committee specifically pre-approve any engagement of the independent auditor for which the anticipated fee is expected to exceed certain pre-established thresholds and for management of the Company to provide the Committee with periodic and annual reconciliations of actual fees paid to the auditor compared to the fees that were pre-approved. The policy also allows the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Fees

E&Y billed the Company an aggregate of $1,641,920 and $798,462 in 2004 and 2003, respectively, for professional services rendered for the audit of the Company’s annual financial statements (including for 2004 the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act), the reviews of the financial statements included in the Company’s Forms 10-Q, performance of statutory audits, and consents, assistance with, and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

E&Y billed the Company an aggregate of $1,500 and $18,000 in 2004 and 2003, respectively, for professional services rendered for the audit of the Company’s benefit plans and accounting consultations.

Tax Fees

E&Y billed the Company an aggregate of $580,809 and $728,036 in 2004 and 2003, respectively, for tax return preparation and tax compliance services, and $155,719 and $260,058 in 2004 and 2003, respectively, for tax research and other consultations on tax matters.

All Other Fees

During 2004 and 2003, E&Y rendered to and billed the Company $30,657 and $43,300, respectively, for professional services relating to customs compliance in Mexico other than audit, audit-related or tax services.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the annual meeting other than those matters stated in the notice of the annual meeting. Accordingly, if other matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

SHAREHOLDER PROPOSALS

The next annual meeting of shareholders is tentatively scheduled to be held on April 26, 2006, and shareholders of the Company may submit proposals for consideration for inclusion in the proxy statement of the Company relating to such annual meeting of shareholders. However, in order for such proposals to be considered for inclusion in the proxy statement of the Company relating to such annual meeting, such proposals must have been received by the Company not later than November 28, 2005.

If a shareholder fails to notify the Company on or before February 11, 2006 of a proposal (other than proposals for inclusion in the proxy statement) which such shareholder intends to present at the Company’s 2006 annual meeting, the shareholder shall not have provided timely notice of the proposal. If the shareholder presents the proposal at the Company’s annual meeting, the holders of the Board of Directors’ proxies at such meeting may use their discretionary voting authority with respect to such proposal, regardless of whether the proposal was discussed in the Company’s proxy statement for such meeting.

GENERAL INFORMATION

The annual meeting may be adjourned from time to time without notice other than announcement at the annual meeting, or at any adjournment thereof, and any business for which notice was given in the accompanying notice of annual meeting of shareholders may be transacted at any such adjournment.

In addition to the use of the mails, proxies may be solicited by telephone, e-mail, facsimile, personal conversation or telegraph. The costs of solicitation of proxies will be borne by the Company. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the annual meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of common stock of the Company. The Company’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies. The Company has retained Innisfree M&A, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the annual meeting at a cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses. The Company may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of common stock of the Company.

Copies of the Company’s Annual Report on Form 10-K for the year ended January 1, 2005, as filed with the Securities and Exchange Commission, may be obtained from K. Roger Holliday, Vice President, Investor Relations of the Company, without charge, by persons who were shareholders beneficially or of record as of March 11, 2005.

BY ORDER OF THE BOARD OF DIRECTORS,
FLOYD G. HOFFMAN
Senior Vice President, Corporate Development, General Counsel and Secretary

Atlanta, Georgia

March 28, 2005

RUSSELL CORPORATION

Atlanta, Georgia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS—APRIL 27, 2005

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned shareholder of Russell Corporation (the “Company”) hereby appoints C.V. Nalley III and John R. Thomas, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the sales office of the Company located at 281 Sales Office Drive, Alexander City, Alabama 35011, on April 27, 2005 at 11:30 a.m., Central Daylight Time, or any adjournment thereof. The proxies will vote the shares represented by this proxy as the shareholder directs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL LISTED BELOW. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS’ RECOMMENDATION.

Please mark your vote as indicated in this example ☒

1.	ELECTION OF DIRECTORS—For terms expiring with the Annual Meeting of Shareholders in 2008: Herschel M. Bloom, Ronald G. Bruno, Mary Jane Robertson. For terms expiring with the Annual Meeting of Shareholders in 2006: Arnold W. Donald, Rebecca C. Matthias.

☐ FOR all nominees above (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees above

INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below.

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

(Continued from reverse side.)

THE PROXIES ARE AUTHORIZED TO VOTE AT THEIR DISCRETION ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided .

TO CHANGE YOUR VOTE: A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions, or by appearing at the Annual Meeting and taking appropriate steps to vote in person.

Signature(s) of Shareholder

Dated:_________________________________, 2005

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD SIGN. IF THE SHAREHOLDER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME AND INDICATE TITLE OF AUTHORIZED OFFICER WHO SIGNS.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.